Exhibit 3.1

AMENDMENT

TO

AMENDED AND RESTATED BYLAWS

OF

NEUROBIOLOGICAL TECHNOLOGIES, INC.

          The Amended and Restated Bylaws of Neurobiological Technologies, Inc., a Delaware corporation (the “Corporation”), effective as of June 18, 2007 (the “Bylaws”), are hereby amended as of November [30], 2009, as follows:

          Section 1 of Article II is hereby deleted in its entirety and replaced with the following:

“Section 1. Number, Election, Tenure and Qualification. The number of directors that shall constitute the whole Board of Directors shall be three. The directors shall be elected at the annual meeting or at any special meeting of the stockholders, except as provided in Section 3 of this Article, and each director elected shall hold office until his successor is elected and qualified, unless sooner displaced. Directors need not be stockholders.”

IN WITNESS WHEREOF, the Corporation has caused this Amendment to Amended and Restated Bylaws to be executed by Matthew M. Loar, its Vice President and Chief Financial Officer, this      day of                     , 2009.

By:
Matthew M. Loar, Vice President and Chief Financial Officer